UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 8/16/2013

Market Leader, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51032

Washington	91-1982679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11332 NE 122nd Way, Suite 200, Kirkland WA 98034

(Address of principal executive offices, including zip code)

425-952-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

On August 16, 2013, (the “Market Leader”) held a special meeting of shareholders (the “Special Meeting”). At the Special Meeting, Market Leader’s shareholders approved the proposal to adopt the previously announced Agreement and Plan of Merger, dated as of May 7, 2013, by and among Market Leader, Trulia, Inc. (“Trulia”) and Mariner Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Trulia (the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into Market Leader (the “Merger”), with Market Leader continuing as the surviving corporation and a wholly owned subsidiary of Trulia. Market Leader’s shareholders also approved, on a non-binding, advisory basis, the compensation payable to Market Leader’s named executive officers that is based on or otherwise relates to the Merger. Market Leader’s shareholders also voted to approve the adjournment of the Special Meeting, to solicit additional proxies if there were not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

As of June 15, 2013, the record date for the Special Meeting, there were 27,346,211 shares of Market Leader common stock outstanding. At the Special Meeting, holders of 19,649,425 shares of Market Leader’s common stock were represented in person or by proxy. Set forth below are the final voting results for each of the proposals voted on at the Special Meeting. For more information on these proposals, see Market Leader’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2013 and the proxy supplement filed with the SEC on August 6, 2013.

Proposal 1: Approval of the Merger Agreement.

For	Against	Abstain	Broker Non-Vote
19,614,575	23,839	11,011	0

Proposal 2: Approval, on a non-binding, advisory basis, of the compensation payable to Market Leader’s named executive officers that is based on or otherwise relates to the Merger.

For	Against	Abstain	Broker Non-Vote
17,804,013	796,100	1,049,312	0

Proposal 3: Approval of adjournment of the Special Meeting, if necessary.

For	Against	Abstain	Broker Non-Vote
18,199,953	1,166,107	283,365	0

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Market Leader, Inc.

Date: August 16, 2013	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Chief Financial Officer